PACWEST BANCORP
STOCK INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT

[insert date]

1. Definitions. Unless otherwise defined herein, the terms defined in the PacWest Bancorp 2017 Stock Incentive Plan, as amended (the “Plan”) shall have the same defined meanings in this Stock Unit Award Agreement (“Agreement”) and the Notice of Stock Unit Award Grant attached hereto as Appendix A.

2. Grant of Stock Unit Award. Pursuant to the terms and conditions set forth in the Notice of Stock Unit Award Grant, this Agreement, and the Plan, PacWest Bancorp (the “Company”) grants to the grantee named in the Notice of Stock Unit Award Grant (“Grantee”) on the date of grant set forth in the Notice of Stock Unit Award Grant (“Date of Grant”) the number of Units set forth in the Notice of Stock Unit Award Grant. This Stock Unit Award is intended to be a Performance Stock Unit Award, and each “Unit” shall represent an unfunded, unsecure promise by the Company to deliver you one share of Common Stock for each Unit that vests.

3. Vesting. The Grantee shall vest in the Units in accordance with the vesting schedule provided for in the Notice of Stock Unit Award Grant; provided, however, that the Grantee shall cease vesting in the Units on the Grantee’s Termination Date or the date on which the Compensation Committee of the Company’s Board of Directors (the “Administrator”) determines that the performance goals provided for in the Notice of Stock Unit Award Grant were not satisfied during the designated period of time. Notwithstanding the foregoing, upon the occurrence of a Vesting Event, the Grantee shall become 100% vested in the Units that are outstanding on the date of the Vesting Event, provided, however, that in the event of the death of a Participant, any outstanding Units (1) shall be deemed earned at the target level with respect to all open performance periods if death occurs during the performance period, and (2) shall be deemed earned at the actual performance level achieved if death occurs after the end of the performance period.

4. Risk of Forfeiture.
(a) General Rule. The Units shall initially be subject to a Risk of Forfeiture. The Units subject to a Risk of Forfeiture shall be referred to herein as “Restricted Share Units”.

(b) Lapse of Risk of Forfeiture. The Risk of Forfeiture shall lapse as the Grantee vests in the Units.

(c) Forfeiture of Units. The Restricted Share Units shall automatically be forfeited without payment or consideration on the Grantee’s Termination Date or the date on which the Administrator determines that the performance goals provided for in the Notice of Stock Unit Award Grant were not satisfied during the designated period of time.

(d) Adjustments. The Units will be subject to adjustment in accordance with the terms of Section 11(a) of the Plan.

(e) Clawback. In consideration of this grant of Units, the Grantee agrees that the Agreement and any Units hereunder (and/or other consideration awarded in settlement of the Units) will be subject to forfeiture and/or repayment to the extent provided for in the PacWest Bancorp Clawback Policy, as in effect from time to time, if it is determined in accordance with the policy that a Clawback Event (as defined in such policy) has occurred.

5. Rights as a Stockholder. The Grantee will not be paid any dividends during the performance period and instead any dividends paid by the Company during the performance period that would have been paid upon any Shares in respect of your Stock Unit Award had such Shares been issued at the time dividends were paid will be paid out at the time the Shares are delivered based on the actual number of Shares delivered. Grantee shall not be deemed to be the holder of Shares underlying the Stock Unit Award, and shall not have any of the rights of a stockholders with respect to such Shares underlying the Stock Unit Award unless and until the Company shall have issued and delivered Shares to the Grantee and the Grantee’s name shall have been entered as a stockholder of record on the books of the Company.

6. Non-transferability of Stock Unit Award. Except as otherwise provided for in the Plan, this Stock Unit Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and any Stock Unit Award rights may be exercised, during the lifetime of the Grantee, only by the Grantee. If the Grantee transfers all or part of this Stock Unit Award pursuant to the previous sentence, then the terms of this Agreement, the Plan and the Notice of Stock Unit Award shall apply to the transferee to the same extent as to the Grantee.

7. Regulatory Compliance. The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

8. Modification and Termination. The rights of the Grantee are subject to modification and termination in certain events, as provided in the Plan.

9. Withholding Tax. The Company’s obligation to deliver Shares under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements. The Grantee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Grantee’s salary) in cash or, to the extent permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and the regulations adopted pursuant thereto, with Shares (including previously vested stock) with an aggregate fair market value equal to the withholding amount calculated using the maximum statutory withholding amount permitted to be withheld under applicable tax rules.

10. Nondisclosure. Grantee acknowledges that the grant and terms of this Stock Unit Award are confidential and may not be disclosed by Grantee to any other person, including other employees of the Company and other participants in the Plan, without the express written consent of the Company’s Chief Executive Officer. Notwithstanding the foregoing, the Grantee may disclose the grant and terms of this Stock Unit Award to the Grantee’s family member, financial advisor, and attorney and as may be required by law or regulation. Any breach of this provision will be deemed to be a material breach of this Agreement.

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

12. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

13. Plan. This Agreement and the Notice of Stock Unit Award Grant are subject to all of the terms and provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Grantee. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan, this Agreement, and the Notice of Stock Unit Award Grant.

14. Rights to Future Employment. This Stock Unit Award does not confer upon the Grantee any right to continue in the Service of the Company or any Affiliate, nor does it limit the right of the Company to terminate the Service of the Grantee at any time.
15. Restrictive Covenants. The Grantee hereby agrees to be bound by the restrictive covenants set forth in Annex A.

16. Entire Agreement. The Notice of Stock Unit Award Grant, this Agreement, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) between the parties which relate to the subject matter hereof.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Stock Unit Award is granted under and governed by the terms and conditions of this Agreement and the Plan and the Notice of Stock Unit Award Grant, both of which are attached and incorporated herein by reference. This Stock Unit Award is of no force and effect until this Agreement is signed by you and the Company’s representative, the Notice of Stock Unit Award Grant is signed by you.

GRANTEE: By: ____________________________________	PACWEST BANCORP By:
Name:

APPENDIX A
PACWEST BANCORP
STOCK INCENTIVE PLAN
NOTICE OF STOCK AWARD GRANT

This Notice of Stock Award Grant is part of the Stock Award Agreement between Grantee and the Company dated [insert date] and is of no force and effect until the Stock Award Agreement is signed by Grantee and the Company's representative, this Notice of Stock Award Grant is signed by Grantee.

You have been granted the following Stock Award:
Name of Grantee:
Total Number of Shares Granted: ("Granted Stock")
Type of Stock Award:	[Restricted] [Performance] Stock Award
Date of Grant:	[insert date]
Vesting Schedule:
[Insert for Restricted Stock]
[The Granted Stock shall vest in full over [•] years. The first [•] of the Granted Stock shall vest on the date the Grantee completes [•] year(s) of continuous Service after the Vesting Commencement Date. An additional [•] of the Granted Stock shall vest on the date the Grantee completes each year of continuous Service thereafter until Grantee is 100% vested in the Restricted Stock on the [•] year anniversary of the Vesting Commencement Date.]

[Insert for Performance Stock]
[The Performance Goal established for 100% vesting of the Granted Stock is [insert performance measure] of [insert performance target]. [•] percent of the Granted Stock shall vest on the date the Compensation, Nominating and Governance Committee of the Board of Directors of the Company (the "Administrator") determines that the Company achieved [insert performance measure] of [insert performance target]. [The remaining percent will vest on the date the Administrator determines the Company achieved [insert performance measure] of [insert performance target].
Vesting Commencement Date: The date that is the last day of the month in which the Grant is made.

Please sign below to acknowledge the terms and conditions of this Stock Award.

ACKNOWLEDGED BY GRANTEE:

By:
Name:	___________________________________________________

ANNEX A
RESTRICTIVE COVENANTS

The Restrictive Covenants set forth in this Annex A to the Stock Unit Award Agreement (the “Agreement”) limit the ability of the Grantee to engage in certain practices during and following employment with the Company and is an integral part of the Agreement, without which the Company would not have granted the opportunity to earn the Stock Unit Award.
1.    Confidential Information. During your employment and thereafter, you shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information relating to the Company and its businesses and investments, which will have been obtained by you during your employment by the Company and which is not generally available public knowledge (other than by acts by you in violation of this Agreement). Except as may be required or appropriate in connection with your carrying out your duties as an employee, you will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case you will use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets or Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
2.    Non-Solicitation of Employees. You agree that during your employment, and for a six month period following the termination of your employment for any reason, you will not take any action, directly or indirectly (without the prior written consent of the Company), that causes or could reasonably be expected to cause any person who is then an employee of the Company or its Affiliates to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise.
3.    Non-Solicitation of Customers. You agree that during your employment, and for a six month period following the termination of your employment for any reason, you will not, in any manner, directly or indirectly (without the prior written consent of the Company): (1) take any action that causes or could reasonably be expected to cause any customer or prospective customer of the Company or its Affiliates to whom you provided services or with whom you otherwise had contact to become a customer of or transact any business with a Competitive Business or reduce or refrain from doing any business with the Company or its Affiliates, (2) transact business with any customer or prospective customer that would cause you to be a Competitive Business, or (3) interfere with or damage any relationship between the Company and a customer or prospective customer.

4.    Reasonableness of Covenant. You agree that the covenants contained herein are reasonable and necessary to protect the confidentiality of the customer lists, the terms, conditions and nature of customer relationships, and other trade secrets and Confidential Information concerning the Company and its Affiliates, acquired by you and to avoid actual or apparent conflicts of interest.
5.    Validity. The terms and provisions of this Annex A are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision set forth herein thereby be affected. If for any reason any court of competent jurisdiction will find any provisions of this Annex A unreasonable in duration or geographic scope or otherwise, you and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.
6.    Injunctive Relief. Without limiting any remedies available to the Company, you acknowledge and agree that a breach of the covenants contained in Sections 1 through 3 of this Annex A will result in injury to the Company and its Affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining you from engaging in activities prohibited by Sections 1 through 3 of this Annex A or such other relief as may be required specifically to enforce any of the covenants in Sections 1 through 3 of this Annex A.
7.    Definitions. For purposes of these covenants, the following terms will have the following meanings:
(a)    “Competitive Business” means any business enterprise that either (i) engages in any activity that competes with the business of the Company or its Affiliates or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
(b)    “Confidential Information” means any information concerning the business or affairs of the Company or any of its Affiliates which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list (including without limitation customer lists), process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data (including the terms and conditions of any business relationships between clients and the Company or its Affiliates), or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations to the Company whether alone or with others.